EXHIBIT 99.1

NewMarket Corporation Reports First Quarter 2023 Results

•Net Income of $97.6 Million and Earnings Per Share of $10.09
•Petroleum Additives Operating Profit of $132.1 Million
•Continued Focus on Cost Control and Margin Recovery
Richmond, VA, April 26, 2023 – NewMarket Corporation (NYSE:NEU) Chairman and Chief Executive Officer, Thomas E. Gottwald, released the following earnings report of the Company’s operations for the first quarter of 2023.
Net income for the first quarter of 2023 was $97.6 million, or $10.09 per share, compared to net income of $59.3 million, or $5.75 per share, for the first quarter of 2022.
Petroleum additives sales for the first quarter of 2023 were $700.0 million, compared to $660.3 million for the same period in 2022. Petroleum additives operating profit for the first quarter of 2023 was $132.1 million, compared to $86.9 million for the first quarter of 2022. The increase in operating profit was mainly due to increased selling prices, partially offset by higher raw material and operating costs and lower shipments. Shipments between quarterly periods were down 15.4%, with decreases in both lubricant additives and fuel additives across all regions except North America, which reported a small increase in fuel additives shipments. Shipments have been lower than our expectations over the last few quarters, due to a general economic slowdown and customer destocking.
During the first quarter of 2023, we funded capital expenditures of $11.9 million and returned $48.8 million to our shareholders through dividends of $20.3 million and share repurchases of $28.5 million (82,486 shares of our common stock). Our Net Debt to EBITDA ratio was 1.7 as of March 31, 2023.
We are encouraged by the sequential improvement in our petroleum additives operating profit the last two quarters. After being below our historical norms for the past six quarters, our operating margin for the rolling four quarters ended March 31, 2023 was 15.2%, which is at the lower end of the range of our long-term expectations. We have seen improvements in the supply chain disruptions which have impacted the petrochemicals industry and our company over the past several years. Inflation continues to be a concern, and cost control and margin recovery will remain high priorities.
We continue to make decisions to promote long-term value for our shareholders and customers, and we remain focused on our long-term objectives. We believe the fundamentals of how we run our business - a long-term view, safety-first culture, customer-focused solutions, technology-driven product offerings, and world-class supply chain capability - will continue to be beneficial for all our stakeholders.

Sincerely,
Thomas E. Gottwald
The petroleum additives segment consists of the North America (the United States and Canada), Latin America (Mexico, Central America, and South America), Asia Pacific, and Europe/Middle East/Africa/India (Europe or EMEAI) regions.
The Company has disclosed the non-GAAP financial measures EBITDA, Net Debt, and Net Debt to EBITDA, as well as the related calculations in the schedules included with this earnings release. EBITDA is defined as income from continuing operations before the deduction of interest and financing expenses, income taxes, depreciation (on property, plant and equipment) and amortization (on intangibles and lease right-of-use assets). Net Debt is defined as long-term debt, including current maturities, less cash and cash equivalents and marketable securities. Net Debt to EBITDA is defined as Net Debt divided by EBITDA for the rolling four quarters ended as of the specified date. The Company believes that even though these items are not required by or presented in accordance with United States generally accepted accounting principles (GAAP), these additional measures enhance understanding of the Company’s performance and period to period comparability. The Company believes that these items should not be considered an alternative to our results determined under GAAP.
As a reminder, a conference call and Internet webcast is scheduled for 3:00 p.m. EDT on Thursday, April 27, 2023, to review first quarter 2023 financial results. You can access the conference call live by dialing 1-888-506-0062 (domestic) or 1-973-528-0011 (international) and requesting the NewMarket conference call. To avoid delays, callers should dial in five minutes early. A teleconference replay of the call will be available until May 4, 2023, at 3:00 p.m. EDT by dialing 1-877-481-4010 (domestic) or 1-919-882-2331 (international). The replay passcode number is 48134. The call will also be broadcast via the Internet and can be accessed through the Company’s website at www.NewMarket.com or www.webcaster4.com/Webcast/Page/2001/48134. A webcast replay will be available for 30 days.
NewMarket Corporation, through its subsidiaries Afton Chemical Corporation and Ethyl Corporation, develops, manufactures, blends, and delivers chemical additives that enhance the performance of petroleum products. From custom-formulated additive packages to market-general additives, the NewMarket family of companies provides the world with the technology to make engines run smoother, machines last longer, and fuels burn cleaner.
Some of the information contained in this press release constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although NewMarket’s management believes its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from expectations.
Factors that could cause actual results to differ materially from expectations include, but are not limited to, the availability of raw materials and distribution systems; disruptions at production facilities, including single-sourced facilities; hazards common to chemical businesses; the ability to respond effectively to technological changes in our industry; failure to protect our intellectual property rights; sudden, sharp, or prolonged raw material price increases; competition from other manufacturers; current and future governmental regulations; the loss of significant customers; failure to attract and retain a highly-qualified workforce; an information technology system failure or security breach; the occurrence or threat of extraordinary events, including natural disasters, terrorist attacks, wars and health-related epidemics such as the COVID-19 pandemic; risks related to operating outside of the United States; political, economic, and regulatory factors concerning our products; the impact of substantial indebtedness on our operational and financial flexibility; the impact of fluctuations in foreign exchange rates; resolution of environmental liabilities or legal proceedings; limitation of our insurance coverage; our inability to realize expected benefits from investment in our infrastructure or from future acquisitions, or our inability to successfully integrate future acquisitions into our business; the underperformance of our pension assets resulting in additional cash contributions to our pension plans; and other factors detailed from time to time in the reports that NewMarket files with the Securities and Exchange Commission, including the risk factors in Item 1A. “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2022, which is available to shareholders upon request.
You should keep in mind that any forward-looking statement made by NewMarket in the foregoing discussion speaks only as of the date on which such forward-looking statement is made. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect the Company. We have no duty to, and do not intend to, update or revise the forward-looking statements in this discussion after the date hereof, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that the events described in any forward-looking statement made in this discussion, or elsewhere, might not occur.

FOR INVESTOR INFORMATION CONTACT:

William J. Skrobacz
Investor Relations
Phone:	804.788.5555
Fax:	804.788.5688
Email:	investorrelations@newmarket.com

NEWMARKET CORPORATION AND SUBSIDIARIES
SEGMENT RESULTS AND OTHER FINANCIAL INFORMATION
(In thousands, except per-share amounts, unaudited)

	Three Months Ended March 31,
	2023	2022
Revenue:
Petroleum additives	$699,991	$660,304
All other	2,798	2,248
Total	$702,789	$662,552
Segment operating profit:
Petroleum additives	$132,068	$86,922
All other	(975)	98
Segment operating profit	131,093	87,020
Corporate unallocated expense	(6,491)	(3,890)
Interest and financing expenses	(10,773)	(9,406)
Loss on early extinguishment of debt	0	(7,545)
Other income (expense), net	11,319	7,328
Income before income tax expense	$125,148	$73,507
Net income	$97,583	$59,318
Earnings per share - basic and diluted	$10.09	$5.75

NEWMARKET CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per-share amounts, unaudited)

	Three Months Ended March 31,
	2023	2022
Net sales	$702,789	$662,552
Cost of goods sold	504,745	507,389
Gross profit	198,044	155,163
Selling, general, and administrative expenses	39,847	35,622
Research, development, and testing expenses	33,156	36,251
Operating profit	125,041	83,290
Interest and financing expenses, net	10,773	9,406
Loss on early extinguishment of debt	0	7,545
Other income (expense), net	10,880	7,168
Income before income tax expense	125,148	73,507
Income tax expense	27,565	14,189
Net income	$97,583	$59,318
Earnings per share - basic and diluted	$10.09	$5.75
Cash dividends declared per share	$2.10	$2.10

NEWMARKET CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts, unaudited)

	March 31, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$70,115	$68,712
Trade and other accounts receivable, less allowance for credit losses	457,203	453,692
Inventories	566,136	631,383
Prepaid expenses and other current assets	38,107	38,338
Total current assets	1,131,561	1,192,125
Property, plant, and equipment, net	658,092	659,998
Intangibles (net of amortization) and goodwill	125,754	126,069
Prepaid pension cost	310,753	302,584
Operating lease right-of-use assets, net	60,350	62,417
Deferred charges and other assets	64,261	63,625
Total assets	$2,350,771	$2,406,818
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$212,277	$273,289
Accrued expenses	72,336	89,508
Dividends payable	17,861	17,850
Income taxes payable	35,248	16,109
Operating lease liabilities	14,948	15,569
Other current liabilities	5,826	11,562
Total current liabilities	358,496	423,887
Long-term debt	957,958	1,003,737
Operating lease liabilities - noncurrent	45,588	46,968
Other noncurrent liabilities	166,929	169,819
Total liabilities	1,528,971	1,644,411
Shareholders' equity:
Common stock and paid-in capital (with no par value; issued and outstanding shares - 9,625,959 at March 31, 2023 and 9,702,147 at December 31, 2022)	0	0
Accumulated other comprehensive loss	(61,551)	(71,995)
Retained earnings	883,351	834,402
Total shareholders' equity	821,800	762,407
Total liabilities and shareholders' equity	$2,350,771	$2,406,818

NEWMARKET CORPORATION AND SUBSIDIARIES
SELECTED CONSOLIDATED CASH FLOW DATA
(In thousands, unaudited)

	Three Months Ended March 31,
	2023	2022
Net income	$97,583	$59,318
Depreciation and amortization	20,313	21,072
Loss on early extinguishment of debt	0	7,545
Loss on marketable securities	0	2,977
Cash pension and postretirement contributions	(2,290)	(2,099)
Working capital changes	9,795	(66,987)
Deferred income tax benefit	(4,932)	(12,135)
Purchases of marketable securities	0	(787)
Proceeds from sales and maturities of marketable securities	0	372,846
Capital expenditures	(11,881)	(12,612)
Redemption of 4.10% senior notes	0	(350,000)
Cash costs of 4.10% senior notes redemption	0	(7,099)
Net (repayments) borrowings under revolving credit facility	(46,000)	51,000
Repurchases of common stock	(28,479)	(37,347)
Dividends paid	(20,292)	(21,570)
All other	(12,414)	(2,876)
Increase in cash and cash equivalents	$1,403	$1,246

NEWMARKET CORPORATION AND SUBSIDIARIES
NON-GAAP FINANCIAL INFORMATION
(In thousands, unaudited)

Earnings Before Interest, Depreciation, and Amortization (EBITDA)
	Three Months Ended March 31,
	2023	2022
Net Income	$97,583	$59,318
Add:
Interest and financing expenses, net	10,773	9,406
Income tax expense	27,565	14,189
Depreciation and amortization	19,966	20,604
EBITDA	$155,887	$103,517

Net Debt to EBITDA
	March 31,	December 31,
	2023	2022
Long-term debt, including current maturities	$957,958	$1,003,737
Less: Cash and cash equivalents	70,115	68,712
Net Debt	$887,843	$935,025

	Rolling Four Quarters Ended
	March 31,	December 31,
	2023	2022
Net Income	$317,803	$279,538
Add:
Interest and financing expenses, net	36,569	35,202
Income tax expense	81,572	68,196
Depreciation and amortization	80,137	80,775
EBITDA-Rolling Four Quarters	$516,081	$463,711

Net Debt to EBITDA	1.7	2.0